FOR IMMEDIATE RELEASE
November 2, 2022
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER 2022 RESULTS

•Year-to-date earnings per share ("EPS")* of $3.58, an increase of $0.13 or 3.8 percent, compared to $3.45 in the prior year period
•EPS of $0.54 in the third quarter, with year-over-year growth impacted by one-time, non-recurring items in the third quarter of 2021 and rising interest rates in 2022
•Higher performance during the first nine months of 2022 was driven by pipeline expansions, regulatory initiatives, natural gas organic growth, acquisition contributions, and higher earnings in the Company's unregulated businesses
•Secured long-term financing of $80 million to support the Company's capital structure and long-term growth strategy
•Interim rates associated with the Florida Base Rate Proceeding were implemented in September
•Commitment to organic growth, project expansions, regulatory initiatives and business transformation efforts firmly position the Company to better mitigate inflationary pressures and drive long-term growth
•Continued focus on renewable energy initiatives to further enhance sustainability in our local communities

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the three and nine months ended September 30, 2022.

On a year-to-date basis, net income was $63.6 million compared to $60.8 million for the same period in 2021. EPS for the nine months ended September 30, 2022 was $3.58 per share compared to $3.45 per share reported in the same prior-year period, or a 3.8 percent increase.

Year-to-date earnings were driven by contributions from the Company's recent propane acquisitions as well as the natural gas metering station located in Escambia County, Florida (the "Escambia Meter Station"), natural gas transmission pipeline expansions, organic growth in the Company's natural gas distribution businesses, incremental contributions from regulated infrastructure programs, increased demand for services from our compressed natural gas ("CNG"), renewable natural gas ("RNG"), and liquified natural gas ("LNG") transmission and infrastructure operations, improved profitability in the Company's propane distribution business as well as the Company's other unregulated businesses. Additionally, the Company recognized a one-time gain related to the sale of a property. These increases were partially offset by higher interest expense resulting from increased interest rates associated with the Company's short-term borrowings and the absence of the prior year one-time contributions from the regulatory deferral of pandemic related costs and a non-recurring income tax benefit from the CARES Act.

The Company's net income for the quarter ended September 30, 2022 was $9.7 million, compared to $12.5 million reported in the same quarter of 2021. Diluted EPS in the quarter was $0.54, compared to
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$0.71 reported in the prior-year period. The third quarter 2021 results included a combined one-time EPS contribution of $0.13 associated with the regulatory deferral of certain pandemic related expenses and the non-recurring income tax benefit mentioned above. In addition, higher interest rates decreased EPS in the current quarter by $0.05.

For the third quarter, earnings were primarily driven by the factors noted above as well as contributions from interim rates associated with our Florida natural gas base rate proceeding.

“Despite continued challenges with rising interest rates and inflation, Chesapeake Utilities delivered solid performance in the third quarter,” commented Jeff Householder, president and CEO. “We experienced notable topline growth during the quarter, as our businesses drove incremental adjusted gross margin of $6.9 million in what was seasonally a lower margin quarter during the year. Additionally, natural gas organic customer growth remained exceptionally strong, up 5.8 percent and 4.4 percent in our Delmarva and Florida service territories, respectively. While mortgage rates have accelerated recently, we continue to experience increased demand from home buyers with many residential developers seeing continued strength in construction backlog. This speaks to the attractive geographies and characteristics of the communities we serve."

“Earnings in the third quarter were impacted by one-time, non-recurring benefits. Additionally, rising interest rates drove interest expense substantially higher for the quarter compared to the same period last year. Looking forward, we remain on track for our long-term EPS guidance and both our long-term and 2022 capital expenditure guidance ranges. Further, opportunities like the renewable natural gas acquisition of Planet Found and other traditional and renewable investment opportunities we see before us align with our proven long-term growth strategy. We remain committed to investing in our businesses, our people and our communities to deliver long-term sustainable growth for our stakeholders.” he added.

Capital Expenditures Forecast and Earnings Guidance Update

During the nine months ended September 30, 2022, the Company experienced a reduced level of new capital investments due to regulatory delays and supply chain disruptions. As a result, the Company's capital expenditure guidance range for 2022 is projected to be $140 million to $175 million. The Company expects these impacts on its capital investment levels to be temporary and reiterates its long-term capital expenditures and EPS guidance ranges. These include capital expenditures in the range of $750 million to $1 billion from 2021 through 2025 and an EPS guidance range of $6.05 to $6.25 for 2025.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including adjusted gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined
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as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under the Company's allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

Reconciliation of GAAP to Non-GAAP Measures

	For the Three Months Ended September 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$90,980	$47,914	$(7,841)	$131,053
Cost of Sales:
Natural gas, propane and electric costs	(21,248)	(30,768)	7,811	(44,205)
Depreciation & amortization	(13,271)	(4,071)	3	(17,339)
Operations & maintenance expense (1)	(9,211)	(7,673)	371	(16,513)
Gross Margin (GAAP)	47,250	5,402	344	52,996
Operations & maintenance expense (1)	9,211	7,673	(371)	16,513
Depreciation & amortization	13,271	4,071	(3)	17,339
Adjusted Gross Margin (Non-GAAP)	$69,732	$17,146	$(30)	$86,848

	For the Three Months Ended September 30, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$80,396	$32,110	$(5,171)	$107,335
Cost of Sales:
Natural gas, propane and electric costs	(15,294)	(17,213)	5,141	(27,366)
Depreciation & amortization	(12,296)	(3,491)	(11)	(15,798)
Operations & maintenance expense (1)	(8,124)	(5,733)	240	(13,617)
Gross Margin (GAAP)	44,682	5,673	199	50,554
Operations & maintenance expense (1)	8,124	5,733	(240)	13,617
Depreciation & amortization	12,296	3,491	11	15,798
Adjusted Gross Margin (Non-GAAP)	$65,102	$14,897	$(30)	$79,969

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	For the Nine Months Ended September 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$311,064	$202,669	$(20,330)	$493,403
Cost of Sales:
Natural gas, propane and electric costs	(88,264)	(120,476)	20,238	(188,502)
Depreciation & amortization	(39,496)	(12,025)	(11)	(51,532)
Operations & maintenance expense (1)	(25,694)	(21,428)	(578)	(47,700)
Gross Margin (GAAP)	157,610	48,740	(681)	205,669
Operations & maintenance expense (1)	25,694	21,428	578	47,700
Depreciation & amortization	39,496	12,025	11	51,532
Adjusted Gross Margin (Non-GAAP)	$222,800	$82,193	$(92)	$304,901

	For the Nine Months Ended September 30, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$282,503	$141,642	$(14,541)	$409,604
Cost of Sales:
Natural gas, propane and electric costs	(72,785)	(70,017)	14,437	(128,365)
Depreciation & amortization	(36,156)	(10,271)	(33)	(46,460)
Operations & maintenance expense (1)	(24,708)	(17,851)	525	(42,034)
Gross Margin (GAAP)	148,854	43,503	388	192,745
Operations & maintenance expense (1)	24,708	17,851	(525)	42,034
Depreciation & amortization	36,156	10,271	33	46,460
Adjusted Gross Margin (Non-GAAP)	$209,718	$71,625	$(104)	$281,239
(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Quarters Ended September 30, 2022 and 2021

Consolidated Results

	Three Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$86,848	$79,969	$6,879	8.6%
Depreciation, amortization and property taxes	23,103	21,165	1,938	9.2%
Other operating expenses	45,097	38,691	6,406	16.6%
Operating income	$18,648	$20,113	$(1,465)	(7.3)%

Operating income for the third quarter of 2022 was $18.6 million, a decrease of $1.5 million compared to the same period in 2021. The third quarter of 2021 included a $2.1 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit, operating income increased $0.6 million or 3.1 percent. Performance in the third quarter of 2022 was generated primarily from continued pipeline expansion projects, increased demand for CNG,RNG and LNG services, incremental contributions associated with regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, interim rates associated with the Company's Florida natural gas base rate proceeding and increased propane margins per gallon and fees. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and higher operating expenses associated primarily with growth initiatives. The Company continued to manage its operating expense increases, given ongoing interest and other inflationary expense increases.

Regulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$69,732	$65,102	$4,630	7.1%
Depreciation, amortization and property taxes	18,594	17,215	1,379	8.0%
Other operating expenses	27,475	24,517	2,958	12.1%
Operating income	$23,663	$23,370	$293	1.3%

Operating income for the Regulated Energy segment for the third quarter of 2022 was $23.7 million, an increase of $0.3 million, or 1.3 percent, over the same period in 2021. The third quarter of 2021 included a $2.1 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit, operating income increased $2.4 million, or 10.2 percent. Higher operating income reflects continued pipeline expansions by Eastern Shore Natural Gas Company ("Eastern Shore"), Peninsula Pipeline Company, Inc. ("Peninsula Pipeline") and Aspire Energy Express, LLC ("Aspire Energy Express"), incremental contributions from regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, increased customer consumption and interim rates associated with the Company's Florida natural gas base rate proceeding. After considering the benefits of regulatory asset accounting in 2021, operating expenses increased by $2.3 million compared to the prior year quarter primarily due to a higher level of depreciation, amortization and property taxes, facilities, maintenance and outside services costs. The increase was partially offset by a lower level of payroll and benefits expenses.

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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Natural gas transmission service expansions	$1,202
Contributions from regulated infrastructure programs	820
Natural gas growth including conversions (excluding service expansions)	775
Changes in customer consumption	640
Interim rates associated with the Florida natural gas base rate proceeding	521
Contributions from rates associated with recovery of pandemic related costs	260
Other variances	412
Quarter-over-quarter increase in adjusted gross margin**	$4,630

The major components of the increase in other operating expenses are as follows:

(in thousands)
Absence of regulatory deferral of COVID-19 expenses per PSCs orders	$2,080
Facilities expenses, maintenance costs and outside services	1,145
Payroll, benefits and other employee related costs	(735)
Other variances	468
Quarter-over-quarter increase in other operating expenses	$2,958

Unregulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$17,146	$14,897	$2,249	15.1%
Depreciation, amortization and property taxes	4,071	3,491	580	16.6%
Other operating expenses	18,131	14,358	3,773	26.3%
Operating income (loss)	$(5,056)	$(2,952)	$(2,104)	NMF

Operating results for the Unregulated Energy segment for the third quarter of 2022 decreased by $2.1 million compared to the same period in 2021. The operating results for the Unregulated Energy segment are impacted by seasonal variances, particularly within the propane distribution business, with the first and fourth quarters generating a significantly larger portion of adjusted gross margin as a result of colder temperatures generally contributing to higher customer demand. Operating results for the second and third quarters historically have been lower due to reduced customer demand during warmer periods of the year. The impact to operating income may not align with the seasonal variations in adjusted gross margin as many of the operating expenses are recognized ratably over the course of the year. This seasonality impact on the second and third quarters has increased with the acquisition of Diversified Energy in late 2021.

Performance in the Unregulated Energy segment during the third quarter was driven by incremental adjusted gross margin from Diversified Energy, increased demand for CNG, RNG and LNG services and expanded propane margins including higher service fees. Additionally, the Company experienced increased operating expenses associated with the acquisition of Diversified Energy as well as increased costs for facilities, maintenance, and outside services, higher payroll, benefits and employee related
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expenses driven by competition in the current labor market, depreciation, amortization and property taxes and increased vehicle expenses largely due to rising fuel costs.

The major components contributing to the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Propane acquisitions completed in 2022 and 2021	$1,562
Increased propane margins and service fees	206
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG Services	1,215
Aspire Energy
Decreased customer consumption - primarily weather related	(183)
Decreased margins - rate changes and natural gas liquid processing	(131)
Other variances	(420)
Quarter-over-quarter increase in adjusted gross margin**	$2,249

The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses associated with recent propane acquisitions	$2,377
Increased facilities expenses, maintenance costs and outside services	594
Increased payroll, benefits and other employee-related expenses	432
Increased vehicle expenses largely due to higher fuel costs	213
Other variances	157
Quarter-over-quarter increase in other operating expenses	$3,773
Diversified Energy's operating results reflected lower adjusted gross margins during the third quarter of 2022 which is in line with the seasonality typically experienced during the second and third quarters by the Company's legacy propane distribution businesses.
Operating Results for the Nine Months Ended September 30, 2022 and 2021

Consolidated Results

	Nine Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$304,901	$281,239	$23,662	8.4%
Depreciation, amortization and property taxes	68,521	62,407	6,114	9.8%
Other operating expenses	136,399	124,544	11,855	9.5%
Operating income	$99,981	$94,288	$5,693	6.0%

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Operating income during the first nine months of 2022 was $100.0 million, an increase of $5.7 million, or 6.0 percent, compared to the same period in 2021. Operating income through the first nine months of 2021 included a $2.5 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit, operating income increased $8.2 million, or 8.7 percent. Higher performance in the first nine months of 2022 was generated from acquisitions completed in 2021, continued pipeline expansion projects, organic growth in the Company's natural gas distribution businesses, incremental contributions associated with regulated infrastructure programs, greater demand for CNG, RNG and LNG services, increased propane margins per gallon and fees and improved performance in the Company's other unregulated businesses. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, as well as increased vehicle expenses due to higher fuel costs. The Company continued to manage its operating expense increases, given ongoing interest and other inflationary expense increases.

Regulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$222,800	$209,718	$13,082	6.2%
Depreciation, amortization and property taxes	55,225	50,794	4,431	8.7%
Other operating expenses	83,373	80,089	3,284	4.1%
Operating income	$84,202	$78,835	$5,367	6.8%

Operating income for the Regulated Energy segment for the first nine months of 2022 was $84.2 million, an increase of $5.4 million, or 6.8 percent, over the same period in 2021. Operating income through the first nine months of 2021 included a $2.5 million reduction in other operating expenses resulting from regulatory deferral of certain costs associated with the COVID-19 pandemic. Absent this benefit, operating income increased $7.9 million, or 10.0 percent. Higher operating income reflects continued pipeline expansions by Eastern Shore, Peninsula Pipeline and Aspire Energy Express, organic growth in the Company's natural gas distribution businesses, incremental contributions from regulated infrastructure programs, increased customer consumption, interim rates associated with the Company's Florida natural gas base rate proceeding, cost recovery associated with pandemic related costs, and operating results from the Escambia Meter Station acquisition completed in 2021. Eliminating the benefits of regulatory asset accounting in 2021, operating expenses increased by $5.2 million compared to the prior year primarily due to a higher level of depreciation, amortization and property taxes, facilities, maintenance and outside services as well as vehicle expenses largely due to higher fuel costs.

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Natural gas transmission service expansions	$3,720
Natural gas growth including conversions (excluding service expansions)	2,907
Contributions from regulated infrastructure programs	2,824
Changes in customer consumption	1,089
Contributions from rates associated with recovery of pandemic related costs	780
Interim rates associated with the Florida natural gas base rate proceeding	521
Escambia Meter Station acquisition	416
Other variances	825
Period-over-period increase in adjusted gross margin**	$13,082

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Absence of deferral of COVID-19 expenses per PSCs orders	$2,545
Facilities expenses, maintenance costs and outside services	1,122
Increased vehicle expenses largely due to higher fuel costs	348
Other variances	(731)
Period-over-period increase in other operating expenses	$3,284

Unregulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$82,193	$71,625	$10,568	14.8%
Depreciation, amortization and property taxes	12,025	10,271	1,754	17.1%
Other operating expenses	54,611	45,730	8,881	19.4%
Operating income	$15,557	$15,624	$(67)	(0.4)%

Operating results for the Unregulated Energy segment for the nine months ended September 30, 2022 were comparable to the same period in 2021.

Operating results during the first nine months of 2022 were driven by contributions from the Company's acquisition of Diversified Energy, increased propane margins including higher service fees, increased demand for CNG, RNG and LNG services and margin improvement from Aspire Energy. These increases were partially offset by reduced consumption in our propane operations. Additionally, the Company experienced increased operating expenses associated with the acquisition of Diversified Energy including costs to integrate the business in Sharp's operating practices, as well as increased payroll, benefits and employee related expenses, depreciation, amortization and property taxes, increased vehicle expenses due to rising fuel costs and increased costs for facilities, maintenance, and outside services.

The major components contributing to the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Propane acquisitions completed in 2022 and 2021	$7,028
Increased propane margins and service fees	2,029
Decreased customer consumption due to conversion of customers to our natural gas system	(530)
Decreased customer consumption - intra-quarter weather volatility	(495)
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG services	2,090
Aspire Energy
Increased margins - rate changes and natural gas liquid processing	1,000
Increased customer consumption - primarily weather related	282
Other variances	(836)
Period-over-period increase in adjusted gross margin**	$10,568
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Items contributing to the period-over-period increase in operating expenses are listed in the following table:

(in thousands)
Operating expenses associated with recent propane acquisitions	$7,085
Increased payroll, benefits and other employee-related expenses	1,253
Increased vehicle expenses largely due to higher fuel costs	598
Increased facilities expenses, maintenance costs and outside services	584
Other variances	(639)
Period-over-period increase in operating expenses	$8,881

COVID-19 Update

In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States beginning in 2020 and persisted, to a lesser extent throughout 2021. Chesapeake Utilities is considered an “essential business,” which allowed the Company to continue operational activities and construction projects while social distancing restrictions were in place. Previously existing states of emergency in all of the Company's service territories expired during the second and third quarters of 2021 eliminating a majority of restrictions initially implemented to slow the spread of the virus. The expiration of the states of emergency along with the settlement of the Company's limited proceeding in Florida, has concluded its ability to defer incremental pandemic related costs for consideration through the applicable regulatory process. At this time, the Company has adjusted its operating practices accordingly to ensure the safety of its operations and will take the necessary actions to comply with the CDC, and the Occupational Safety and Health Administration, as new developments occur.

Environmental, Social and Governance ("ESG") Initiatives

ESG initiatives are at the core of Chesapeake Utilities’ well-established culture, guiding the Company’s strategy and informing its ongoing business decisions. In February 2022, Chesapeake Utilities published its inaugural sustainability report. In the report, the Company outlines its ESG commitments:

•Chesapeake Utilities will be a leader in the transition to a lower carbon future.
•The Company will continue to promote a diverse and inclusive workplace and further the sustainability of the communities we serve.
•The Company's businesses will be operated with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its stakeholders. The Company encourages its investors to review the report and welcomes feedback as it continues to enhance its ESG disclosures.

The Company's most recent ESG advancements include the following:

Environmental:
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•During September, Sharp Energy opened a new AutoGas fueling station in Dunn, North Carolina, the first Sharp AutoGas fueling station dispensing propane for vehicles in North Carolina.
•The Company recently acquired approximately 90,000 gallons of biopropane (bioLPG) to fuel its fleet of AutoGas vehicles. Through the use of this bioLPG, the Company will supply more than of one-third of the propane used in the Company’s fleet vehicles with this cleaner propane source.
•The Company’s affiliate Marlin Compression and the Port Fuel Center were recognized for their collaboration in constructing a high-capacity CNG truck and tube trailer fueling station, which opened in March in Port Wentworth, Georgia. Located along the I-95 corridor near the Port of Savannah, the CNG fueling station is one of the largest public access CNG stations on the East Coast, and features a dedicated lane for filling transport trailers. It also serves as a staging area for Chesapeake Utilities’ Marlin Gas Services to fill CNG transport trailers for its virtual pipeline services, which include the transport of compressed renewable natural gas.

Social:
•The Company recently donated $0.1 million to multiple charitable organizations in Florida providing assistance to those who were impacted by Hurricane Ian. Chesapeake Utilities partnered with the American Red Cross, Volunteer Florida, Feeding Florida, and Florida Farm Bureau. With wind speeds reaching 150mph, Hurricane Ian was one of the strongest and most devastating hurricanes to hit Florida.
•For the third consecutive year, two of the Company’s subsidiaries have been recognized with Stars of Delaware awards by the Delaware State News. Chesapeake Utilities, the Company’s natural gas distribution system on the Delmarva Peninsula, was honored as the Best Company with Over 50 People and Best Energy Provider, and Sharp Energy, the Company’s propane distribution subsidiary, again received the award for Best Propane Company.
•The Company recently unveiled “CPK Wellness,” a free, digital service provided to all employees which includes key resources for building and sustaining healthy physical, mental and financial habits. The Company's wellness strategy incorporates social events, wellness sessions, tools and other resources to better the lives of our colleagues both in and outside the workplace.

Governance:
•As part of the Board's ongoing succession planning, Stephanie N. Gary and Sheree M. Petrone were appointed to serve as members of the Board of Directors of Chesapeake Utilities Corporation, effective July 22, 2022.
•Chesapeake Utilities Corporation was named Best for Corporate Governance in the United States by World News Media Ltd.’s World Finance, an international publication.
•The Company’s 2021 Annual Report and inaugural Sustainability Report were recognized in the 2022 MerComm International Annual Reports Competition (ARC) Awards, the world’s largest competition honoring excellence in reports.

Earlier this year, the Company established its Environmental Sustainability Office ("ESO") and ESG Committee ("ESGC"). The ESO was established to identify and manage emission-reducing projects both internally, as well as and those that support the Company's customers’ sustainability goals. The ESGC brings together a cross-functional team of leaders across the organization responsible for identifying, assessing, executing and advancing the Company’s strategic ESG initiatives.

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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2022, for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Thursday, November 3, 2022 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and nine months ended September 30, 2022. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2022 Third Quarter Financial Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6799

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Adjusted Gross Margin**
Regulated Energy segment	$69,732	$65,102	$222,800	$209,718
Unregulated Energy segment	17,146	14,897	82,193	71,625
Other businesses and eliminations	(30)	(30)	(92)	(104)
Total Adjusted Gross Margin**	$86,848	$79,969	$304,901	$281,239

Operating Income
Regulated Energy segment	$23,663	$23,370	$84,202	$78,835
Unregulated Energy segment	(5,056)	(2,952)	15,557	15,624
Other businesses and eliminations	41	(305)	222	(171)
Total Operating Income	18,648	20,113	99,981	94,288
Other income, net	957	327	4,454	2,155
Interest Charges	6,240	4,975	17,404	15,134
Income Before Income Taxes	13,365	15,465	87,031	81,309
Income Taxes	3,703	2,990	23,385	20,555
Net Income	$9,662	$12,475	$63,646	$60,754

Earnings Per Share of Common Stock
Basic	$0.54	$0.71	$3.59	$3.46
Diluted	$0.54	$0.71	$3.58	$3.45

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14-14-14-14
Financial Summary Highlights

Key variances between the third quarter of 2022 and 2021, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2021 Reported Results	$15,465	$12,475	$0.71

Adjusting for Unusual Items:
Interest income from Federal Income Tax refund	628	454	0.03
Absence of CARES Act items recognized during the third quarter of 2021	—	(922)	(0.05)
Absence of regulatory deferral of COVID-19 expenses per PSCs orders	(2,080)	(1,504)	(0.08)
	(1,452)	(1,972)	(0.10)

Increased (Decreased) Adjusted Gross Margins:
Contributions from acquisitions*	1,562	1,129	0.06
Natural gas transmission service expansions*	1,202	869	0.05
Increased margins related to demand for CNG/RNG/LNG services*	1,215	879	0.05
Contributions from regulated infrastructure programs *	820	593	0.03
Natural gas growth including conversions (excluding service expansions)	775	560	0.03
Increased customer consumption - Inclusive of weather	539	390	0.02
Interim rates associated with the Florida natural gas base rate proceeding*	521	377	0.02
Contributions from rates associated with recovery of pandemic related costs	261	188	0.01
Increased propane margins and fees	206	149	0.01
	7,101	5,134	0.28

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Operating expenses from recent acquisitions	(2,377)	(1,719)	(0.10)
Depreciation, amortization and property taxes	(1,673)	(1,209)	(0.07)
Facilities expenses, maintenance costs and outside services	(1,420)	(1,026)	(0.06)
Increased vehicle expenses largely due to higher fuel costs	(284)	(205)	(0.01)
Payroll, benefits and other employee-related expenses	(197)	(143)	(0.01)
	(5,951)	(4,302)	(0.25)

Interest charges	(1,266)	(915)	(0.05)
Net other changes	(532)	(758)	(0.04)
Change in shares outstanding due to 2021 and 2022 equity offerings	—	—	(0.01)
	(1,798)	(1,673)	(0.10)
Third Quarter of 2022 Reported Results	$13,365	$9,662	$0.54
*See the Major Projects and Initiatives table.

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15-15-15-15
Key variances between the nine months ended September 30, 2022 and September 30, 2021, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2021 Reported Results	$81,309	$60,754	$3.45

Adjusting for Unusual Items:
Gain from sales of assets	1,902	1,391	0.08
Interest income from Federal Income Tax refund	628	459	0.03
Absence of CARES Act items recognized during the third quarter of 2021	—	(922)	(0.05)
Absence of deferral of COVID-19 expenses per PSCs orders	(2,545)	(1,861)	(0.10)
	(15)	(933)	(0.04)

Increased (Decreased) Adjusted Gross Margins:
Contributions from acquisitions*	7,444	5,442	0.31
Natural gas transmission service expansions*	3,720	2,719	0.15
Natural gas growth including conversions (excluding service expansions)	2,907	2,125	0.12
Contributions from regulated infrastructure programs *	2,824	2,064	0.12
Increased margins related to demand for CNG/RNG/LNG services*	2,090	1,528	0.09
Increased propane margins and fees	2,029	1,483	0.08
Higher operating results from Aspire Energy	1,000	731	0.04
Increased customer consumption - Inclusive of weather	877	641	0.04
Contribution from rates associated with recovery of pandemic related costs	780	570	0.03
Interim rates associated with the Florida natural gas base rate proceeding*	521	381	0.02
	24,192	17,684	1.00

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Operating expenses from recent acquisitions	(7,085)	(5,179)	(0.29)
Depreciation, amortization and property tax costs	(5,109)	(3,735)	(0.21)
Facilities expenses, maintenance costs and outside services	(1,370)	(1,002)	(0.06)
Increased vehicle expenses largely due to higher fuel costs	(946)	(692)	(0.04)
Payroll, benefits and other employee-related expenses	(701)	(512)	(0.03)
	(15,211)	(11,120)	(0.63)

Interest charges	(2,270)	(1,659)	(0.09)
Net other changes	(974)	(1,080)	(0.07)
Change in shares outstanding due to 2021 and 2022 equity offerings	—	—	(0.04)
	(3,244)	(2,739)	(0.20)
Nine Months Ended September 30, 2022 Reported Results	$87,031	$63,646	$3.58
*See the Major Projects and Initiatives table.

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16-16-16-16

Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. In the future, the Company will add new projects and initiatives to this table once negotiations or details are substantially final and the associated earnings can be estimated.

	Adjusted Gross Margin**
	Three Months Ended		Nine Months Ended		Year Ended	Estimate for
Project/Initiative	September 30,		September 30,		December 31,	Fiscal
in thousands	2022	2021	2022	2021	2021	2022	2023
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,307	$1,175	$3,922	$3,515	$4,729	$5,227	$5,227
Del-Mar Energy Pathway (1) (2)	1,729	1,049	5,179	2,854	4,584	6,980	6,980
Guernsey Power Station	373	47	1,004	141	187	1,380	1,486
Southern Expansion	—	—	—	—	—	—	586
Winter Haven Expansion	64	—	125	—	—	260	576
Beachside Pipeline Extension	—	—	—	—	—	—	1,825
North Ocean City Connector	—	—	—	—	—	—	400
St. Cloud / Twin Lakes Expansion	—	—	—	—	—	—	414
Total Pipeline Expansions	3,473	2,271	10,230	6,510	9,500	13,847	17,494

CNG/RNG/LNG Transportation and Infrastructure	2,813	1,598	7,473	5,383	7,566	9,500	10,500

Acquisitions:
Propane Acquisitions	1,562	—	7,028	—	603	11,300	12,000
Escambia Meter Station	250	250	749	333	583	1,000	1,000
Total Acquisitions	1,812	250	7,777	333	1,186	12,300	13,000

Regulatory Initiatives:
Florida GRIP	5,022	4,306	14,824	12,543	16,995	19,858	20,154
Capital Cost Surcharge Programs	489	433	1,503	690	1,199	2,018	1,936
Elkton Gas STRIDE Plan	62	—	202	—	26	241	354
Florida Rate Case Proceeding	521	—	521	—	—	TBD	TBD
Total Regulatory Initiatives	6,094	4,739	17,050	13,233	18,220	22,117	22,444

Total	$14,192	$8,858	$42,530	$25,459	$36,472	$57,764	$63,438

(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin from natural gas distribution services.

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17-17-17-17
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline constructed four transmission lines to bring additional natural gas to our distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 with multiple phases placed into service leading up to the project’s final completion in the fourth quarter of 2021. The project generated incremental adjusted gross margin for the three and nine months ended September 30, 2022 of $0.1 million and $0.4 million, respectively, compared to 2021. The Company estimates that the project will generate annual adjusted gross margin of $5.2 million in 2022 and beyond.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. The project was placed into service in the fourth quarter of 2021. The new facilities: (i) added 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. The project generated additional adjusted gross margin for the three and nine months ended September 30, 2022 of $0.7 million and $2.3 million, respectively. The estimated annual adjusted gross margin from this project, including natural gas distribution service in Somerset County, Maryland, is approximately $7.0 million in 2022 and beyond subject to further increase as the distribution system continues to build out the area.

Guernsey Power Station
The Company's subsidiary, Aspire Energy Express and unrelated party Guernsey Power Station, LLC ("Guernsey Power Station"), entered into a precedent agreement for firm transportation capacity whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. Aspire Energy Express completed construction of the gas transmission facilities in the fourth quarter of 2021. This project added $0.3 million and $0.9 million of adjusted gross margin for the three and nine months ended September 30, 2022, respectively, and is expected to produce adjusted gross margin of approximately $1.4 million in 2022 and $1.5 million in 2023 and beyond.

Southern Expansion
Pending FERC authorization, Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts of incremental firm transportation pipeline capacity. The project is currently estimated to go into service in the fourth quarter of 2023. Eastern Shore expects the Southern Expansion project to generate adjusted gross margin of $0.6 million in 2023 and increase to an annual adjusted gross margin of $2.3 million in 2024 and thereafter.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with our Florida natural gas division, Central Florida Gas ("CFG"), for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida area. As part of this agreement, Peninsula Pipeline constructed a new interconnect with Florida Gas Transmission ("FGT") and a new regulator station for CFG. This additional firm service is supporting new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG also extended its distribution system to connect to the new station. This expansion was placed in service in the third quarter of 2022 and is expected to generate adjusted gross margin of $0.3 million in 2022 and $0.6 million in 2023 and thereafter.

Beachside Pipeline Extension
In June 2021, Peninsula Pipeline and Florida City Gas entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward on the barrier island. Construction is underway and is expected to be complete in the second quarter of 2023. The Company expects this extension to generate additional annual adjusted gross margin of $1.8 million in 2023 and $2.5 million thereafter.
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18-18-18-18

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. plan to install approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project will produce additional capacity to serve new customers and reinforce the Company's existing system in Ocean City, Maryland. The Company expects this expansion to generate additional annual adjusted gross margin of $0.4 million in 2023 and beyond, with additional margin opportunities from incremental growth.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas division, Florida Public Utilities ("FPU"), for an additional 2,400 Dt/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline will construct a pipeline extension and regulator station for FPU. The extension will be used to support new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion will also improve reliability and provide operational benefits to FPU’s existing distribution system in the area, supporting future growth. The Company expects this expansion to be in service in the second quarter of 2023 and generate adjusted gross margin of $0.4 million in 2023 and $0.6 million thereafter.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas. Chesapeake Utilities constructed and maintains the station ensuring access to CNG and RNG for the many customers expected to fuel at the station.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. Accordingly, given the overlapping role of Marlin in many of these projects, the Company has combined its transportation services and infrastructure related adjusted gross margin discussion into one section.

For the three and nine months ended September 30, 2022, the Company generated $1.2 million and $2.0 million in additional adjusted gross margin associated with the transportation of CNG and RNG by Marlin’s virtual pipeline and Aspire Energy’s Noble Road RNG pipeline. The Company estimates annual adjusted gross margin of approximately $9.5 million in 2022, and $10.5 million in 2023 for these transportation related services, with potential for additional growth in future years.

Discussed below are some of the recently completed projects as well as a sample of the growth projects in which we are currently involved. As new projects are solidified, we will provide additional detail on those projects at that time.

Planet Found Development
In late October 2022, the Company consummated the acquisition of Planet Found Energy Development. Planet Found's farm scale anaerobic digestion pilot system and technology produces biogas from 1,200 tons of poultry litter annually, which can be used to create renewable energy in the form of electricity or upgraded to renewable natural gas. In addition to generating biogas, Planet Found’s nutrient capture system plays a major role in converting digestate into a nutrient-rich soil conditioner, which is distributed to bulk and retail markets under the brand Element Soil. The transaction will accelerate Chesapeake Utilities’ efforts in converting poultry waste to renewable, sustainable energy while simultaneously improving the local environments in its service territories. The expertise, technologies and know-how can be leveraged for various scale projects across the Company’s geographic footprint.

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19-19-19-19

Noble Road Landfill RNG Project
In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which transports RNG generated from the Noble Road landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. The RNG volume is expected to represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Bioenergy DevCo
In June 2020, the Company's Delmarva natural gas operations and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company's affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

The RNG source created from the organic waste from the BDC facility will be transported to an Eastern Shore interconnection, where the sustainable fuel will be introduced into the Company’s transmission system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring RNG to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the RNG produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the RNG from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

Acquisitions

Propane Acquisitions
On December 15, 2021, Sharp Energy acquired the propane operating assets of Diversified Energy for approximately $37.5 million net of cash acquired. There were multiple strategic benefits to this acquisition including it: (i) expanded the Company's propane territory into North Carolina and South Carolina while also expanding our existing footprint in Pennsylvania and Virginia, and (ii) included an established customer base with opportunities for future growth. Through this acquisition, the Company added approximately 19,000 residential, commercial and agricultural customers, along with distribution of approximately 10.0 million gallons of propane annually.

On June 13, 2022, Sharp acquired the propane operating assets of Davenport Energy's Siler City propane division for approximately $2.0 million. Through this acquisition, the Company expands its operating footprint further into North Carolina, where customers will be served by Sharp Energy’s Diversified Energy division. The acquisition adds approximately 850 customers and distribution of approximately 406,000 gallons of propane annually to Sharp Energy’s territory. The financial results of this acquisition are included in Sharp Energy's Diversified Energy division given geographic proximity and other synergies within the service territory.

For the three and nine months ended September 30, 2022, these acquisitions contributed $1.6 million and $7.0 million, respectively, in adjusted gross margin and are expected to generate $11.3 million of additional adjusted gross margin in 2022 and $12.0 million in 2023.

Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with FGT to Florida Power & Light’s Crist Lateral pipeline. The Florida Power & Light Crist Lateral provides gas supply to their natural gas fired power plant owned by Florida Power & Light in Pensacola, Florida. The Company generated $0.4 million in additional adjusted gross margin in the first nine months of 2022 and estimates that this acquisition will generate adjusted gross margin of approximately $1.0 million in 2022 and beyond.

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20-20-20-20
Regulatory Initiatives

Florida Gas Reliability Infrastructure Program ("GRIP")
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $201.4 million of capital expenditures to replace 351 miles of qualifying distribution mains, including $11.9 million of new pipes during the first nine months of 2022. GRIP generated additional gross margin of $0.7 million and $2.3 million, respectively, for the three and nine months ended September 30, 2022 compared to 2021. The Company is currently projecting to complete this program in 2022 and expects to generate adjusted gross margin of $19.9 million and $20.2 million in 2022 and 2023, respectively. The adjusted gross margin on GRIP investments will continue to be generated as the Company has included the investments, and the associated expenses, in the base rate proceeding that was filed in May 2022.
Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge to become effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. For the three and nine months ended September 30, 2022, there was $0.1 million and $0.8 million, respectively, of incremental adjusted gross margin generated pursuant to the program. Eastern Shore expects to produce adjusted gross margin of approximately $2.0 million in 2022 and 2023 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas Strategic Infrastructure Development and Enhancement ("STRIDE") Plan
In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel regarding a five-year plan to replace Aldyl-A pipelines and recover the associated costs of those replacements through a fixed charge rider. The STRIDE plan went into service in September 2021 and is expected to generate $0.2 million of adjusted gross margin in 2022 and $0.4 million annually thereafter.

Florida Natural Gas Base Rate Proceeding
In May 2022, the Company's Florida natural gas distribution business units, FPU, Chesapeake Utilities CFG division, FPU – Indiantown division, and FPU – Fort Meade division (jointly, “the Florida Natural Gas Companies”), filed a consolidated natural gas rate case with the Florida PSC. In connection with the application, the Company is seeking approval of the following: (i) interim rate relief of approximately $7.2 million on an annualized basis, subject to refund, pending the outcome of the rate case proceeding; (ii) a permanent rate relief of approximately $24.1 million, effective January 1, 2023, (iii) a depreciation study also submitted with filing; (iv) authorization to make certain changes to tariffs to include the consolidation of rates and rate structure across the businesses and to unify the Florida natural gas distribution businesses under FPU; (v) authorization to retain acquisition adjustment in the revenue requirement; and (vi) authorization to establish an environmental remediation surcharge for the purposes of addressing future expected remediation costs for manufactured gas plant sites. In August 2022, interim rates were approved by the Florida PSC in the amount of approximately $7.7 million on an annualized basis, effective for all meter readings in September 2022. The interim rates are subject to refund pending the final outcome of the rate case proceeding. The discovery process concluded in early October 2022 and the hearings for the proceeding were held later in the month. The outcome of the application is subject to review and approval by the Florida PSC.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset allows the Company to obtain recovery of these costs in the next base rate proceedings. The Company’s Florida regulated business units reached a settlement with the Office of Public Counsel in June 2021. The settlement allowed the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units are currently amortizing the amount over two years effective January 1, 2022 and recovering the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional adjusted gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.
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21-21-21-21

Storm Protection Plan
In 2020, the Florida PSC implemented the Storm Protection Plan ("SPP") and Storm Protection Plan Cost Recovery ("SPPCR") rules, which require electric utilities to petition the Florida PSC for approval of a Transmission and Distribution Storm Protection Plan that covers the utility’s immediate 10-year planning period with updates to the plan at least every 3 years. The SPPCR rules allows the utility to file for recovery of associated costs related to its SPP. The Company’s SPP plan was filed in April 2022, and hearings were held in August 2022. The SPP was approved with modifications by the Florida PSC in October 2022. The SPP cost recovery clause ("SPPCRC") was filed in May 2022 with requested rates effective January 1, 2023. The SPPCRC hearing is scheduled for November 2022.

Other major factors influencing adjusted gross margin

Weather Impact
Weather was not a significant factor during the three and nine months ended September 30, 2022. For the nine-month period, weather conditions accounted for $0.2 million of decreased gross margin compared to the same period in 2021. Assuming normal temperatures, as detailed below, gross margin would have been higher by $1.3 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Variance	2022	2021	Variance
Delmarva Peninsula
Actual HDD	28	9	19	2,603	2,595	8
10-Year Average HDD ("Normal")	43	47	(4)	2,710	2,736	(26)
Variance from Normal	(15)	(38)		(107)	(141)
Florida
Actual HDD	1	1	—	535	573	(38)
10-Year Average HDD ("Normal")	1	1	—	543	550	(7)
Variance from Normal	—	—		(8)	23
Ohio
Actual HDD	84	41	43	3,614	3,489	125
10-Year Average HDD ("Normal")	72	78	(6)	3,614	3,660	(46)
Variance from Normal	12	(37)		—	(171)
Florida
Actual CDD	1,303	1,330	(27)	2,486	2,340	146
10-Year Average CDD ("Normal")	1,393	1,402	(9)	2,535	2,563	(28)
Variance from Normal	(90)	(72)		(49)	(223)

Natural Gas Distribution Adjusted Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers and the conversion of customers from alternative fuel sources to natural gas service, generated $0.8 million and $2.9 million of additional adjusted gross margin for the three and nine months ended September 30, 2022. The average number of residential customers served on the Delmarva Peninsula increased by 5.8 percent and 5.6 percent for the three and nine months ended September 30, 2022, while Florida customers increased by 4.4 percent and 4.2 percent for the three and nine month periods. A larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. We anticipate continued customer growth, as new communities continue to build out due to population growth and additional infrastructure is added to support the growth. The details for the three and nine months ended September 30, 2022 are provided in the following table:

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22-22-22-22

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$252	$207	$1,508	$701
Commercial and industrial	268	48	427	271
Total Customer Growth	$520	$255	$1,935	$972

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $95.5 million for the nine months ended September 30, 2022. The following table shows a range of the forecasted 2022 capital expenditures by segment and by business line:

	2022
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$72,000	$81,000
Natural gas transmission	32,000	36,000
Electric distribution	7,000	12,000
Total Regulated Energy	111,000	129,000
Unregulated Energy:
Propane distribution	10,000	14,000
Energy transmission	7,000	10,000
Other unregulated energy	10,000	18,000
Total Unregulated Energy	27,000	42,000
Other:
Corporate and other businesses	2,000	4,000
Total Other	2,000	4,000
Total 2022 Forecasted Capital Expenditures	$140,000	$175,000

The capital expenditure projection is subject to continuous review and modification. During the first nine months of 2022, the Company experienced a reduced level of new capital investments due to regulatory delays and supply chain disruptions. As a result, the Company decreased its capital expenditure guidance range to $140 million to $175 million for 2022. The Company expects these impacts on its capital investment to be temporary. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 51 percent as of September 30, 2022.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to permanent long-term financing, or if the equity markets are more volatile. The Company currently maintains a multi-tranche $400.0 million syndicated revolving line of credit (the “Revolver”), with multiple participating lenders to meet its short-term borrowing needs. The two tranches of the Revolver consist of a $200.0 million 364-day short-term debt tranche and a $200.0 million five-year tranche which expires in August 2026, both of which have three (3) one-year extension options which can be exercised by our Chief Financial Officer. The Company is eligible to establish the repayment term for individual borrowings under the five year tranche of the Revolver and to the extent that an individual loan under the Revolver exceeded 12 months, the outstanding balance would be classified as a component of long-term debt.
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23-23-23-23

In August 2022, the Company amended both tranches of the Revolver, which now bear interest using the Standard Overnight Financing Rate ("SOFR") as the benchmark interest rate, plus a 10-basis point SOFR adjustment, in lieu of LIBOR which is being retired by financial institutions. In addition, the 364-day tranche was extended for the upcoming year and now, expires in August 2023. Furthermore, the previous covenant capping the aggregate investments at $150.0 million where the Company maintains a less than 50 percent ownership interest has been eliminated and the 364 day tranche of the facility now offers a reduced interest margin similar to the five-year tranche for amounts borrowed in connection with sustainable investments. All other terms and conditions remained unchanged.

Both tranches of the Revolver are available to fund short-term cash needs, seasonal working capital requirements and to temporarily finance portions of the Company's capital expenditures. Borrowings under both tranches of the Revolver are subject to a pricing grid, including the commitment fee and the interest rate charged. The Company's pricing is adjusted each quarter based upon a total indebtedness to total capitalization ratio. As of September 30, 2022, the pricing under the 364-day tranche of the Revolver does not include an unused commitment fee and reflects an interest rate of 70 basis points over SOFR plus a 10 basis point SOFR adjustment. As of September 30, 2022, the pricing under the five-year tranche of the Revolver includes an unused commitment fee of 9 basis points and an interest rate of 95 basis points over SOFR plus a 10 basis point SOFR adjustment.

In the third quarter of 2022, the Company entered into an interest rate swap with a notional amount of $50.0 million through September 30, 2025 at a pricing of 3.98 percent.

The Company issued 2.95 percent senior notes on March 15, 2022 to MetLife Investment Advisors in the aggregate principal amount of $50 million. The Company used the proceeds received from the issuances of the senior notes to reduce short-term borrowings under the Revolver and to fund capital expenditures. These senior notes have similar covenants and default provisions as our other existing senior notes, and have an annual principal payment beginning in the eleventh year after the issuance.

On September 28, 2022, the Company agreed to issue and Prudential Investment Management, Inc. agreed to purchase 5.43 percent Senior Notes due March 14, 2038 in the aggregate principal amount of $80.0 million. The Company expect to issue the Notes on or before March 14, 2023. The Company anticipates using the proceeds received from the issuance of the Notes to reduce short-term borrowings under our revolving credit facility and to fund capital expenditures.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million under which $62.5 million has been issued.

During the third quarter of 2022, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $4.4 million which were added to the Company's general funds.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's Third Quarter 2022 Form 10-Q.

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24-24-24-24

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating Revenues
Regulated Energy	$90,980	$80,396	$311,064	$282,503
Unregulated Energy and other	40,073	26,939	182,339	127,101
Total Operating Revenues	131,053	107,335	493,403	409,604
Operating Expenses
Regulated natural gas and electricity costs	21,248	15,294	88,264	72,785
Unregulated propane and natural gas costs	22,958	12,072	100,236	55,578
Operations	40,182	34,075	120,981	109,886
Maintenance	4,501	4,267	13,273	12,568
Depreciation and amortization	17,339	15,798	51,532	46,460
Other taxes	6,177	5,716	19,136	18,039
Total operating expenses	112,405	87,222	393,422	315,316
Operating Income	18,648	20,113	99,981	94,288
Other income, net	957	327	4,454	2,155
Interest charges	6,240	4,975	17,404	15,134
Income Before Income Taxes	13,365	15,465	87,031	81,309
Income Taxes	3,703	2,990	23,385	20,555
Net Income	$9,662	$12,475	$63,646	$60,754

Weighted Average Common Shares Outstanding:
Basic	17,737,984	17,582,115	17,715,845	17,538,461
Diluted	17,819,373	17,659,643	17,797,001	17,610,158
Earnings Per Share of Common Stock:
Basic	$0.54	$0.71	$3.59	$3.46
Diluted	$0.54	$0.71	$3.58	$3.45
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25-25-25-25

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2022	December 31, 2021
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,784,939	$1,720,287
Unregulated Energy	385,067	357,259
Other businesses and eliminations	30,701	35,418
Total property, plant and equipment	2,200,707	2,112,964
Less: Accumulated depreciation and amortization	(449,026)	(417,479)
Plus: Construction work in progress	42,359	49,393
Net property, plant and equipment	1,794,040	1,744,878
Current Assets
Cash and cash equivalents	2,480	4,976
Trade and other receivables	37,278	61,623
Less: Allowance for credit losses	(2,953)	(3,141)
Trade and other receivables, net	34,325	58,482
Accrued revenue	15,883	22,513
Propane inventory, at average cost	8,797	11,644
Other inventory, at average cost	11,828	9,345
Regulatory assets	45,624	19,794
Storage gas prepayments	7,443	3,691
Income taxes receivable	18,859	17,460
Prepaid expenses	17,823	17,121
Derivative assets, at fair value	4,552	7,076
Other current assets	1,589	1,033
Total current assets	169,203	173,135
Deferred Charges and Other Assets
Goodwill	45,158	44,708
Other intangible assets, net	13,751	13,192
Investments, at fair value	9,895	12,095
Operating lease right-of-use assets	14,916	10,139
Regulatory assets	97,283	104,173
Receivables and other deferred charges	13,176	12,549
Total deferred charges and other assets	194,179	196,856
Total Assets	$2,157,422	$2,114,869

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26-26-26-26

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2022	December 31, 2021
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,634	8,593
Additional paid-in capital	378,261	371,162
Retained earnings	428,941	393,072
Accumulated other comprehensive income (loss)	(1,398)	1,303
Deferred compensation obligation	7,003	7,240
Treasury stock	(7,003)	(7,240)
Total stockholders' equity	814,438	774,130
Long-term debt, net of current maturities	583,833	549,903
Total capitalization	1,398,271	1,324,033
Current Liabilities
Current portion of long-term debt	21,478	17,962
Short-term borrowing	167,332	221,634
Accounts payable	46,811	52,628
Customer deposits and refunds	37,825	36,488
Accrued interest	4,898	2,775
Dividends payable	9,490	8,466
Accrued compensation	10,355	15,505
Regulatory liabilities	3,506	2,312
Derivative liabilities, at fair value	2,051	743
Other accrued liabilities	25,105	17,920
Total current liabilities	328,851	376,433
Deferred Credits and Other Liabilities
Deferred income taxes	248,702	233,550
Regulatory liabilities	143,645	142,488
Environmental liabilities	2,901	3,538
Other pension and benefit costs	20,228	24,120
Operating lease - liabilities	12,975	8,571
Deferred investment tax credits and other liabilities	1,849	2,136
Total deferred credits and other liabilities	430,300	414,403
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,157,422	$2,114,869
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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27-27-27-27

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2022				For the Three Months Ended September 30, 2021
	Delmarva NG Distribution (2)	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$7,642	$1,649	$7,113	$12,941	$6,891	$1,511	$5,889	$11,575
Commercial	6,000	2,133	6,288	11,641	6,060	1,917	5,553	10,218
Industrial	2,898	4,219	10,130	955	1,769	3,643	7,639	618
Other (1)	143	1,206	3,096	(338)	29	944	2,931	710
Total Operating Revenues	$16,683	$9,207	$26,627	$25,199	$14,749	$8,015	$22,012	$23,121

Volume (in Dts for natural gas and MWHs for electric)
Residential	230,333	60,709	272,148	99,517	224,510	63,778	249,830	95,004
Commercial	546,228	1,120,937	332,476	93,485	556,708	1,073,177	334,276	95,689
Industrial	1,434,820	6,981,933	1,168,396	7,034	1,366,112	7,060,313	1,168,458	1,851
Other	68,729	—	804,970	2,007	69,337	—	826,780	—
Total	2,280,110	8,163,579	2,577,990	202,043	2,216,667	8,197,268	2,579,344	192,544

Average Customers
Residential	92,776	19,192	66,363	25,585	87,685	18,625	63,324	25,408
Commercial	7,860	1,647	4,089	7,364	7,751	1,606	4,070	7,347
Industrial	211	16	2,583	2	209	16	2,531	2
Other	4	—	6	—	5	—	6	—
Total	100,851	20,855	73,041	32,951	95,650	20,247	69,931	32,757

	For the Nine Months Ended September 30, 2022				For the Nine Months Ended September 30, 2021
	Delmarva NG Distribution (2)	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$61,730	$5,762	$28,798	$30,537	$56,616	$5,281	$26,607	$29,483
Commercial	30,556	6,972	21,816	28,127	28,833	6,018	20,726	26,295
Industrial	8,522	12,795	30,941	2,224	6,200	11,240	23,900	1,477
Other (1)	(4,767)	3,564	908	3,705	(4,156)	2,878	799	3,314
Total Operating Revenues	$96,041	$29,093	$82,463	$64,593	$87,493	$25,417	$72,032	$60,569

Volume (in Dts for natural gas and MWHs for electric)
Residential	3,593,154	311,765	1,261,209	243,341	3,557,168	295,564	1,242,872	238,458
Commercial	3,161,811	3,624,757	1,215,719	232,843	3,225,803	3,453,636	1,237,492	232,873
Industrial	4,591,956	20,757,542	3,857,152	16,644	4,495,793	21,687,034	3,676,442	8,691
Other	231,013	—	2,474,454	5,978	228,666	—	2,364,525	—
Total	11,577,934	24,694,064	8,808,534	498,806	11,507,430	25,436,234	8,521,331	480,022

Average Customers
Residential	92,078	19,040	65,624	25,500	87,211	18,622	62,640	25,351
Commercial	7,906	1,637	4,077	7,342	7,816	1,604	4,089	7,336
Industrial	209	16	2,579	2	209	16	2,507	2
Other	4	—	6	—	6	—	6	—
Total	100,197	20,693	72,286	32,844	95,242	20,242	69,242	32,689

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.
(2)Prior period amounts have been revised to conform to current period presentation